Exhibit 99.1

News Release
NYSE: MYE
Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592
Max Barton, Director, Corporate Communications
& Investor Relations, (330) 761-6106
Myers Industries Completes Sale of European Segment
FOR IMMEDIATE RELEASE: February 1, 2007, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today announced that it has completed the previously announced sale of its European Material Handling Segment businesses to UK-based LINPAC Materials Handling (LMH). Myers Industries’ European Segment is comprised of the Allibert-Buckhorn™ and raaco® brands, which are manufacturers of returnable plastic containers, pallets, and storage systems. Final net proceeds from the sale were $96.4 million, which will be used to reduce debt incurred from Myers’ recent purchase of ITML Horticultural Products, Inc.
The transaction is consistent with Myers Industries’ intention to divest non-strategic operations and reinvest in key business segments to strengthen its brands and product portfolio. The European Material Handling Segment contributed approximately $167 million of revenue and $8.3 million of income before taxes in 2005. Beginning with the third quarter, the Segment is reported as discontinued operations for Myers Industries’ 2006 financial reporting.
Myers Industries’ President and Chief Executive Officer John C. Orr said, “Completing this sale is yet another stride in the progress of our Strategic Business Evolution, as we focus on strengthening our industry-leading brands and multiple growth platforms in our Lawn and Garden, North American Material Handling, Distribution, and Automotive and Custom Segments.
“While the European businesses no longer fit with Myers’ long-term strategic direction, each of the operations and the talented people employed by them provide great potential under new ownership by LMH.”
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries had record net sales of $903.7 million in 2005. Visit www.myersind.com to learn more.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company’s business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company’s ability to integrate the acquisition over time; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.
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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE